AMERICAN INDEMNITY FINANCIAL CORPORATION        EXHIBIT 11
                           AND SUBSIDIARIES

                COMPUTATION OF FULLY DILUTED NET INCOME
                PER COMMON AND COMMON EQUIVALENT SHARE



                              SIX MONTHS SIX MONTHS THREE MONTHS THREE MONTHS
                                ENDED       ENDED      ENDED         ENDED
                              06-30-96     06-30-95   06-30-96     06-30-95
                             ___________ __________ ____________ ____________
PRIMARY EARNINGS PER SHARE

 Weighted average shares of
 common stock outstanding     1,947,539   1,946,710   1,947,860    1,946,710

 Stock options (treasury
 stock method) (1)                8,134       8,396       8,134        8,396

 Weighted average shares
 outstanding for primary
 earnings per share
 computation                  1,955,673   1,955,106   1,955,994    1,955,106


   Net income (loss)              $(.05)     $(1.57)      $(.60)      $(1.82)


FULLY DILUTED EARNINGS PER SHARE

 Weighted average shares of
 common stock outstanding     1,947,539   1,946,710   1,947,860    1,946,710

 Stock options (treasury
 stock method) (1)                8,639       8,396       8,639        8,396

 Weighted average shares
 outstanding for fully
 diluted computation          1,956,178   1,955,106   1,956,499    1,955,106

   Net income (loss)              $(.05)     $(1.57)      $(.60)      $(1.82)



(1)This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.